United States securities and exchange commission logo





                          October 6, 2021

       Beth Garvey
       President and Chief Executive Officer
       BGSF, INC.
       5850 Granite Parkway, Suite 730
       Plano, Texas 75024

                                                        Re: BGSF, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed October 1,
2021
                                                            File No. 333-259971

       Dear Ms. Garvey:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Scott
Anderegg at 202-551-3342 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services